Exhibit 99.1

Dorian LPG Ltd. Announces Third Quarter Fiscal Year 2024 Financial Results

Stamford, CT –February 1, 2024– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended December 31, 2023.

Key Recent Development

●	Declared an irregular cash dividend totaling $40.6 million to be paid on or about February 27, 2024.

Highlights for the Third Quarter Fiscal Year 2024

●	Revenues of $163.1 million.

●	Time Charter Equivalent (“TCE”)(1) rate per operating day for our fleet of $76,337.

●	Net income of $100.0 million, or $2.47 earnings per diluted share (“EPS”), and adjusted net income(1) of $106.0 million, or $2.62 adjusted earnings per diluted share (“adjusted EPS”).(1)

●	Adjusted EBITDA(1) of $133.0 million.

●	Declared and paid an irregular cash dividend totaling $40.6 million in November 2023.

●	Entered into the 2023 A&R Debt Facility (amending and restating the 2022 Debt Facility) to upsize the revolving credit facility amount to $50.0 million and added a new, uncommitted accordion term loan facility, in an aggregate principal amount of up to $100.0 million.

●	Entered into an agreement for a newbuilding Very Large Gas Carrier / Ammonia Carrier expected to be delivered in the third calendar quarter of 2026 for which we made the first $23.8 million installment payment in January 2024.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “We are reporting strong financial results, reflecting an extremely favorable market and great teamwork. The dividend declared last week was our tenth, bringing our cumulative dividend payments to over $463 million. We placed an order to build a new VLGC/AC as we believe in the long-term fundamentals in the LPG market and the potential for ammonia transportation. With the geopolitical environment remaining very challenging, as highlighted by recent hostilities in the Red Sea,  we are particularly mindful of the safety of our seafarers.”

Third Quarter Fiscal Year 2024 Results Summary

Net income amounted to $100.0 million, or $2.47 per diluted share, for the three months ended December 31, 2023, compared to $51.3 million, or $1.27 per diluted share, for the three months ended December 31, 2022.

Adjusted net income amounted to $106.0 million, or $2.62 per diluted share, for the three months ended December 31, 2023, compared to adjusted net income of $52.0 million, or $1.29 per diluted share, for the three months ended December 31, 2022. Adjusted net income for the three months ended December 31, 2023 is calculated by adjusting net income for the same period to exclude an unrealized loss on derivative instruments of $6.1 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $54.0 million increase in adjusted net income for the three months ended December 31, 2023, compared to the three months ended December 31, 2022, is primarily attributable to increases of $59.8 million in revenues, $1.7 million in interest income, and $0.5 in realized gain on derivatives; partially offset by increases of $3.2 million in charter hire expenses, $1.5 in interest and finance costs, $1.4 million in depreciation and amortization, $1.3 million in vessel operating expenses, $0.8 million in general and administrative expenses, and $0.4 million in voyage expenses.

The TCE rate per operating day for our fleet was $76,337 for the three months ended December 31, 2023, a 44.7% increase from $52,768 for the same period in the prior year, driven by higher spot rates and moderately lower bunker prices. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 97.8% during the three months ended December 31, 2022 to 93.6% during the three months ended December 31, 2023.

Vessel operating expenses per day increased to $9,936 for the three months ended December 31, 2023 compared to $9,739 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $163.1 million for the three months ended December 31, 2023, an increase of $59.8 million, or 57.8%, from $103.3 million for the three months ended December 31, 2022 primarily due to an increase in average TCE rates and fleet size, partially offset by a reduction of fleet utilization. Average TCE rates increased by $23,569 per operating day from $52,768 for the three months ended December 31, 2022 to $76,337 for the three months ended December 31, 2023, primarily due to higher spot rates and moderately lower bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $132.773 during the three months ended December 31, 2023 compared to an average of $119.106 for the three months ended December 31, 2022. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah decreased slightly from $676 during the three months ended December 31, 2022, to $653 during the three months ended December 31, 2023. Our available days increased from 1,993 for the three months ended December 31, 2022 to 2,272 for the three months ended December 31, 2023 due to three additional vessels in our fleet. Our fleet utilization decreased from 97.8% during the three months ended December 31, 2022 to 93.6% during the three months ended December 31, 2023.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $8.4 million and $5.2 million for the three months ended December 31, 2023 and 2022, respectively. The increase of $3.2 million, or 60.3%, was mainly caused by an increase in the number of chartered-in days from 184 for the three months ended December 31, 2022 to 368 for the three months ended December 31, 2023, offset by certain credits claimed under the terms of the time charters.

Vessel Operating Expenses

Vessel operating expenses were $19.2 million during the three months ended December 31, 2023, or $9,936 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet. The increase of $1.3 million, or 7.1% from $17.9 million for the three months ended December 31, 2022 was partially due to an increase in operating expenses per vessel per calendar day along with an increase of calendar days for our fleet from 1,840 during the three months ended December 31, 2022 to 1,932 during the three months ended December 31, 2023 days resulting from the delivery of our dual-fuel VLGC Captain Markos in March 2023. The increase of $197 per vessel per calendar day, from $9,739 for the three months ended December 31, 2022 to $9,936 per vessel per calendar day for the three months ended December 31, 2023 was primarily the result of increases of $444 per vessel per calendar day for spares and stores and $120 per vessel per calendar day for repairs and maintenance, partially offset by decreases of $172 per vessel per calendar day for crew wages and related costs and $176 per vessel per calendar day for miscellaneous expenses.

General and Administrative Expenses

General and administrative expenses were $7.7 million for the three months ended December 31, 2023, an increase of $0.8 million, or 10.2%, from $6.9 million for the three months ended December 31, 2022 and was driven by increases of $0.3 million in stock-based compensation, $0.2 million in cash bonuses, and $0.3 million in other general and administrative expenses.

Interest and Finance Costs

Interest and finance costs amounted to $10.1 million for the three months ended December 31, 2023, an increase of $1.5 million, or 16.7%, from $8.6 million for the three months ended December 31, 2022. The increase of $1.5 million during this period was mainly due to increases of $1.0 million in loan interest and a reduction of $0.4 million in capitalized interest. The increase in interest on our long-term debt was driven by an increase in average interest rates due to rising SOFR on our floating-rate long-term debt, partially offset by a decrease in average indebtedness, excluding deferred financing fees, from $645.0 million for the three months ended December 31, 2022 to $633.2 million for the three months ended December 31, 2023. As of December 31, 2023, the outstanding balance of our long-term debt, net of deferred financing fees of $5.6 million, was $618.1 million.

Unrealized Loss on Derivatives

Unrealized loss on derivatives amounted to $6.1 million for the three months ended December 31, 2023, compared to a loss of $0.7 million for the three months ended December 31, 2022. The $5.4 million increase is primarily attributable to changes in forward SOFR yield curves.

Realized Gain on Derivatives

Realized gain on derivatives amounted to $1.9 million for the three months ended December 31, 2023, compared to a realized gain of $1.4 million for the three months ended December 31, 2022. The favorable $0.5 million difference is due to an increase in floating SOFR resulting in the realized gain on our interest rate swaps.

Fleet

The following table sets forth certain information regarding our fleet as of January 26, 2024.

					Scrubber		Time
	Capacity			ECO	Equipped		Charter-Out
	(Cbm)	Shipyard	Year Built	Vessel(1)	or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Captain John NP	82,000	Hyundai	2007	—	—	Pool(4)	—
Comet	84,000	Hyundai	2014	X	S	Pool(4)	—
Corsair(3)	84,000	Hyundai	2014	X	S	Time Charter(6)	Q4 2024
Corvette	84,000	Hyundai	2015	X	S	Pool(4)	—
Cougar(3)	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2025
Concorde	84,000	Hyundai	2015	X	S	Time Charter(7)	Q1 2024
Cobra	84,000	Hyundai	2015	X	—	Pool(4)	—
Continental	84,000	Hyundai	2015	X	—	Pool(4)	—
Constitution	84,000	Hyundai	2015	X	S	Pool(4)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2024
Cresques(3)	84,000	Daewoo	2015	X	S	Pool-TCO(5)	Q2 2025
Constellation	84,000	Hyundai	2015	X	S	Pool(4)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool(4)	—
Clermont	84,000	Hyundai	2015	X	S	Pool(4)	—
Cratis(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Chaparral(3)	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2025
Copernicus(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Commander	84,000	Hyundai	2015	X	S	Pool(4)	—
Challenger	84,000	Hyundai	2015	X	S	Pool-TCO(5)	Q3 2026
Caravelle(3)	84,000	Hyundai	2016	X	S	Pool(4)	—
Captain Markos(3)	84,000	Kawasaki	2023	X	DF	Pool(4)	—
Total	1,762,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai	2020	X	S	Pool(4)	—
HLS Citrine(9)	86,090	Hyundai	2023	X	DF	Pool(4)	—
HLS Diamond(10)	86,090	Hyundai	2023	X	DF	Pool(4)	—
Cristobal(11)	86,980	Hyundai	2023	X	DF	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2025.
(9)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(10)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(11)	Vessel has a Panamax beam and shaft generator and is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2030 and purchase options beginning in year seven.

Market Outlook & Update

Record exports were seen from the U.S. in the fourth quarter of calendar year 2023 (“Q4 2023”), with nearly 5.5 million metric tons (“mmt”) of LPG exported in December 2023, which is an increase of approximately 0.9 mmt from the same time period in 2022. Production growth and high inventory levels of propane and butane help sustain seaborne exports, particularly from the U.S. Gulf. Mt Belvieu propane prices remained at a similar level to that seen in third quarter of calendar year 2023 (“Q3 2023”), maintaining an average price below 40% of West Texas Intermediate (“WTI”). Butane prices rose slightly, partly as a consequence of increased domestic demand.

Demand in the East was subdued, particularly from the largest importer China. Back in the second calendar quarter of 2023, LPG imports in China surpassed 3.3 mmt per month, but have since fallen as petrochemical economics remain challenging and additional demand is met from inventory supply. Chinese imports in Q4 2023 totaled 7.9 mmt compared to 9.4 mmt in Q3 2023. Additional propylene capacity continues to be added with a further three PDH plants starting operations in Q4 2023, weighing on the overall length of propylene capacity and maintaining negative margins for many PDH plant operators. Propane demand for PDH plants in China totaled 3.5 mmt in Q4 2023, compared to 3.9 mmt in Q3 2023.

In Asia, propane margins for steam crackers remained negative through Q4 2023, with the propane naphtha spread tightening to an average of $7 per metric ton in Q4 2023, compared with an average of ($13) per metric ton in Q3 2023.  Entering 2024, propane naphtha spreads continue to favor LPG and some feedstock switching may be expected.

Market complications such as the longer U.S. to Asia voyages and Panama Canal delays partly influenced the strength in Eastern prices in Q4 2023 due to longer delivery of cargoes in certain circumstances. On average, propane prices in the East rose from around $634 per metric ton in Q3 2023 to $670 per metric ton in Q4 2023, an increase from 58% to nearly 63% of Brent. There was limited change in Saudi CP prices over the quarter, averaging $607 per metric ton for propane and $618 per metric ton for butane, which both rose from the previous quarter as supply from Saudi Arabia dropped in Q4 2023 while overall prices in the East strengthened.

A further 10 new VLGCs were added during Q4 2023 without causing a downward pressure to freight rates. Currently the VLGC orderbook stands at approximately 14% of the current global fleet. An additional 71 VLGCs equivalent to roughly 6.4 million cbm of carrying capacity are expected to be added to the global fleet by calendar year 2027. The average age of the global fleet is now approximately 10.0 years old.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as chemical and refinery feedstock, as transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth out these short-term fluctuations and recent LPG shipping market activity has not yielded the typical seasonal results. The increase in petrochemical industry buying has contributed to less marked seasonality than in the past, but there can no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except fleet data)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Statement of Operations Data
Revenues	$163,064,503	$103,322,256	$419,325,872	$256,114,165
Expenses
Voyage expenses	772,879	424,343	2,292,490	2,567,506
Charter hire expenses	8,359,808	5,215,144	30,975,037	15,975,622
Vessel operating expenses	19,196,097	17,919,058	60,015,602	52,541,678
Depreciation and amortization	17,380,846	15,959,727	51,082,082	47,706,925
General and administrative expenses	7,659,466	6,947,964	30,456,251	24,537,134
Total expenses	53,369,096	46,466,236	174,821,462	143,328,865
Other income—related parties	645,454	638,055	1,946,837	1,793,595
Operating income	110,340,861	57,494,075	246,451,247	114,578,895
Other income/(expenses)
Interest and finance costs	(10,076,638)	(8,636,387)	(30,795,368)	(28,592,104)
Interest income	2,903,622	1,165,596	6,624,594	2,341,085
Unrealized gain/(loss) on derivatives	(6,070,320)	(700,015)	(1,650,452)	4,847,064
Realized gain on derivatives	1,916,347	1,404,004	5,692,328	1,997,815
Other gain/(loss), net	959,041	536,437	1,884,366	1,250,140
Total other income/(expenses), net	(10,367,948)	(6,230,365)	(18,244,532)	(18,156,000)
Net income	$99,972,913	$51,263,710	$228,206,715	$96,422,895
Earnings per common share—basic	2.48	1.28	5.68	2.41
Earnings per common share—diluted	$2.47	$1.27	$5.65	2.40
Financial Data
Adjusted EBITDA(1)	$132,968,450	$76,200,480	$312,382,774	$169,320,890
Fleet Data
Calendar days(2)	1,932	1,840	5,775	5,500
Time chartered-in days(3)	368	184	1,148	550
Available days(4)	2,272	1,993	6,775	6,019
Operating days(5)(8)	2,126	1,950	6,504	5,706
Fleet utilization(6)(8)	93.6%	97.8%	96.0%	94.8%
Average Daily Results
Time charter equivalent rate(7)(8)	$76,337	$52,768	$64,120	$44,435
Daily vessel operating expenses(9)	$9,936	$9,739	$10,392	$9,553

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income	$99,972,913	$51,263,710	$228,206,715	$96,422,895
Interest and finance costs	10,076,638	8,636,387	30,795,368	28,592,104
Unrealized (gain)/loss on derivatives	6,070,320	700,015	1,650,452	(4,847,064)
Realized gain on interest rate swaps	(1,916,347)	(1,404,004)	(5,692,328)	(1,997,815)
Stock-based compensation expense	1,384,080	1,044,645	6,340,485	3,443,845
Depreciation and amortization	17,380,846	15,959,727	51,082,082	47,706,925
Adjusted EBITDA	$132,968,450	$76,200,480	$312,382,774	$169,320,890

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance (e.g., commercial waiting, repositioning following drydocking, etc.). We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions and is useful to investors in understanding our underlying performance and business trends. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies. Note that our calculation of TCE includes our portion of the net profit of the Helios Pool, which may also cause our calculation to differ from that of companies which do not account for pooling arrangements as we do.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except operating days)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Numerator:
Revenues	$163,064,503	$103,322,256	$419,325,872	$256,114,165
Voyage expenses	(772,879)	(424,343)	(2,292,490)	(2,567,506)
Time charter equivalent	$162,291,624	$102,897,913	$417,033,382	$253,546,659

Pool adjustment*	1,301,452	(99,984)	895,272	(514,015)
Time charter equivalent excluding pool adjustment*	$163,593,076	$102,797,929	$417,928,654	$253,032,644

Denominator:
Operating days	2,126	1,950	6,504	5,706
TCE rate:
Time charter equivalent rate	$76,337	$52,768	$64,120	$44,435
TCE rate excluding pool adjustment*	$76,949	$52,717	$64,257	$44,345

*  Adjusted for the effects of reallocations of pool profits in accordance with the pool participation agreements primarily resulting from the actual speed and consumption performance of the vessels operating in the Helios Pool exceeding the originally estimated speed and consumption levels.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended		Nine months ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Company Methodology:
Operating Days	2,126	1,950	6,504	5,706
Fleet Utilization	93.6%	97.8%	96.0%	94.8%
Time charter equivalent rate	$76,337	$52,768	$64,120	$44,435

Alternate Methodology:
Operating Days	2,272	1,993	6,774	6,002
Fleet Utilization	100.0%	100.0%	100.0%	99.7%
Time charter equivalent rate	$71,431	$51,630	$61,564	$42,244

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except share data)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income	$99,972,913	$51,263,710	$228,206,715	$96,422,895
Unrealized (gain)/loss on derivatives	6,070,320	700,015	1,650,452	(4,847,064)
Adjusted net income	$106,043,233	$51,963,725	$229,857,167	$91,575,831

Earnings per common share—diluted	$2.47	$1.27	$5.65	$2.40
Unrealized (gain)/loss on derivatives	0.15	0.02	0.04	(0.12)
Adjusted earnings per common share—diluted	$2.62	$1.29	$5.69	$2.28

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	December 31, 2023	March 31, 2023
Assets
Current assets
Cash and cash equivalents	$208,460,209	$148,797,232
Trade receivables, net and accrued revenues	2,782,267	3,282,256
Due from related parties	110,558,735	73,070,095
Inventories	2,573,110	2,642,395
Prepaid expenses and other current assets	14,955,165	8,507,007
Total current assets	339,329,486	236,298,985
Fixed assets
Vessels, net	1,224,003,052	1,263,928,605
Vessel under construction	26,346	—
Other fixed assets, net	—	48,213
Total fixed assets	1,224,029,398	1,263,976,818
Other non-current assets
Deferred charges, net	12,162,891	8,367,301
Derivative instruments	7,628,093	9,278,544
Due from related parties—non-current	25,300,000	20,900,000
Restricted cash—non-current	77,327	76,418
Operating lease right-of-use assets	199,554,138	158,179,398
Available-for-sale securities	9,717,520	11,366,838
Other non-current assets	2,536,765	469,227
Total assets	$1,820,335,618	$1,708,913,529
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$11,435,017	$10,807,376
Accrued expenses	4,170,170	5,637,725
Due to related parties	159,748	168,793
Deferred income	417,408	208,558
Current portion of long-term operating lease liabilities	31,942,176	23,407,555
Current portion of long-term debt	53,433,423	53,110,676
Dividends payable	893,155	1,255,861
Total current liabilities	102,451,097	94,596,544
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	564,686,247	604,256,670
Long-term operating lease liabilities	167,628,339	134,782,483
Other long-term liabilities	1,511,619	1,431,510
Total long-term liabilities	733,826,205	740,470,663
Total liabilities	836,277,302	835,067,207
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 51,955,408 and 51,630,593 shares issued, 40,607,892 and 40,382,730 shares outstanding (net of treasury stock), as of December 31, 2023 and March 31, 2023, respectively	519,554	516,306
Additional paid-in-capital	770,720,529	764,383,292
Treasury stock, at cost; 11,347,516 and 11,247,863 shares as of December 31, 2023 and March 31, 2023, respectively	(125,670,534)	(122,896,838)
Retained earnings	338,488,767	231,843,562
Total shareholders’ equity	984,058,316	873,846,322
Total liabilities and shareholders’ equity	$1,820,335,618	$1,708,913,529

Conference Call

A conference call to discuss the results will be held on Thursday, February 1, 2024 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1- 877-407-9716, or for international callers, 1- 201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13744082. The replay will be available until February 8, 2024, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG's fleet currently consists of twenty-five modern VLGCs, including four dual-fuel LPG vessels. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking and Other Cautionary Statements

The cash dividends referenced in this release are irregular dividends. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.